Exhibit 1
AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February, 2023, by and among the undersigned.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Ordinary Shares, par value $0.001 per share, of Semantix, Inc. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

DDT INVESTMENTS LTD.

By:	/s/ Leonardo dos Santos Poça D’Água
Name:	Leonardo dos Santos Poça D’Água
Title:	Authorized Signatory

CUMORAH GROUP LTD.

By:	/s/ Leandro dos Santos Poça D’Água
Name:	Leandro dos Santos Poça D’Água
Title:	Authorized Signatory

ETZ CHAIM INVESTMENTS LTD.

By:	/s/ Leonardo Augusto Oliveira Dias
Name:	Leonardo Augusto Oliveira Dias
Title:	Authorized Signatory

LEONARDO DOS SANTOS POÇA D’ÁGUA

By:	/s/ Leonardo dos Santos Poça D’Água